Long-Time Director of Sonic Foundry Board, Dr. David C. Kleinman, to Retire
Company appoints Nelson A. Murphy and David F. Slayton as Directors

MADISON, Wis. - November 21, 2017 - Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted global leader for video creation and management solutions, today announced that Dr. David C. Kleinman has retired from its Board of Directors.

The board was unanimous in its praise of Dr. Kleinman, who served as a Director on the Board since 1997. Until his retirement, he also served on the company’s Audit and Executive Compensation Committee. During his 20-year tenure, the board benefited from Dr. KIeinman’s unique industry experiences, including serving in financial roles for several organizations, and as an Adjunct Professor of Strategic Management at University of Chicago’s Graduate School of Business for 46 years.

“David’s contributions to Sonic Foundry’s board and management team have been priceless. During his long tenure with the company, he’s been a steady rock, guiding us with his unique perspective of the power of video in both education and enterprise,” said Mark Burish, chairman of the board, Sonic Foundry. “It’s been an honor to work with David, and on behalf of the board, I thank him for his fantastic leadership and friendship.”

“We thank David for being dedicated to our vision of creating a more connected world through video,” said Gary Weis, Sonic Foundry CEO. “We’re extremely grateful for his commitment and enthusiasm for our company and customers, and we wish him all the best.”

Dr. Kleinman also has served as Director on boards for Acorn Funds, Irex Corp., Wisconsin Paper and Products Co., Plymouth Tube Co. and AT&T Latin America. In addition, he served on the Advisory Board of DSC Logistics. He received a B.S. degree in mathematical statistics and a Ph.D. in business from the University of Chicago.

Sonic Foundry also announced that on Nov. 17 Nelson A. Murphy and David F. Slayton as were appointed Directors.

Murphy, 57, has been the Executive VP, Finance & Operations for Catawba College since 2015. Previously he has held senior corporate positions including VP, Finance, Electronic Systems Sector at Northrop Grumman Corp., and senior finance roles for AT&T in the US, Europe and Latin America. He has a B.S. in accounting from Wake Forest University.

Slayton, 48, has been CFO of Ovative Group, a digital media agency and analytics firm, since 2013. He previously served as co-founder, Executive Vice President - CFO and a member of the board of Alice.com, Inc.; CFO at Shavlik Technologies, LLC; Managing Director and co-founder at Haviland Partners Inc.; and Executive Vice President and CFO of NameProtect Inc. Slayton earned a B.S. degree in Management with a minor in Economics from the Massachusetts Institute of Technology and an MBA from the Harvard University Graduate School of Business Administration.

About Sonic Foundry®, Inc.
Sonic Foundry (NASDAQ:SOFO) is the global leader for video capture, management and streaming solutions. Trusted by more than 4,300 educational institutions, corporations, health organizations and government entities in 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Leading research firms Aragon, Forrester, Wainhouse and Frost & Sullivan recognize Sonic Foundry as a leader in enterprise video, webcasting and lecture capture. Learn more at www.sonicfoundry.com and @mediasite.

© 2017 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Media Relations:
Nicole Wise, Director of Communications
920.226.0269
nicolew@sonicfoundry.com

Investor Relations:
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Peter Seltzberg, Managing Director
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pseltzberg@darrowir.com